Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 64 to File No. 811-02753; Amendment No. 64 to File No. 2-59353) of the SBL Fund of our report dated February 29, 2012 on the financial statements and financial highlights of the SBL Fund included in the December 31, 2011 Annual Report to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia

April 26, 2012